SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Active Health Foods, Inc. of our report dated February 1, 2010 on our audit of the financial statements of Active Health Foods, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year then ended, and our review of the balance sheet of Active Health Foods, Inc. as of September 30, 2009, and the related statements of operations, stockholders’ equity and cash flows for the period then ended.

SADLER, GIBB AND ASSOCIATES
Salt Lake City, UT
February 2, 2010